Exhibit 99.1

Execution Version

DYNAMIC NETWORK SERVICES, INC.

2013 STOCK PLAN

1.	Purpose.

This 2013 Stock Plan (the “Plan”) is intended to provide additional incentives to promote the future success and growth of Dynamic Network Services, Inc. (the “Company”) by providing employees, officers, directors, consultants and advisors of the Company and its subsidiary corporations with the opportunity to acquire shares of the Common Stock (the “Common Stock”) of the Company. Except where the context otherwise requires, the term “Company” shall include all present and future parent and subsidiaries of the Company (the terms parent and subsidiary meaning “parent corporation” and “subsidiary corporation,” respectively, as those terms are defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”)). Those provisions of the Plan which make express reference to Section 422 of the Code shall apply only to Incentive Stock Options (as such term is defined in Section 2 hereof).

2.	Types of Stock Rights and Administration.

(a) Types of Stock Rights. This Plan is intended to provide incentives: (i) to employees of the Company by providing them with opportunities to purchase Common Stock in the Company pursuant to options granted hereunder which qualify as “incentive stock options” under Section 422(b) of the Code (“Incentive Stock Options”); (ii) to directors, officers, employees, consultants and advisors of the Company by providing them with opportunities to purchase Common Stock in the Company pursuant to options granted hereunder which do not qualify as Incentive Stock Options (“Non-Qualified Options”); (iii) to directors, officers, employees, consultants and advisors of the Company by providing them with awards of Common Stock in the Company (“Restricted Stock Awards”); and (iv) to directors, officers, employees, consultants and advisors of the Company by providing them with awards of the right to receive in the future Common Stock in the Company, or an equivalent amount of cash or other property as determined by the Company (“Restricted Stock Units, or RSUs”). Both Incentive Stock Options and Non-Qualified Options are referred to hereafter individually as an “Option” and collectively as “Options”. Both Restricted Stock Awards and RSU are referred to hereafter collectively as “Stock Awards”. Options and Stock Awards are referred to hereafter collectively as “Stock Rights”.

(b) Administration.

(i) The Plan will be administered by the Board of Directors of the Company (the “Board”) or by a committee appointed by the Board (the “Committee”) as provided by subsection (ii) hereunder, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive on all parties. The Board may in its sole discretion grant Stock Rights as provided in the Plan. The Board shall have authority, subject to the express provisions of the Plan, to interpret and construe the Plan, to prescribe, amend and rescind rules, regulations, policies and guidelines relating to the Plan and to Stock Rights granted hereunder, to determine, interpret and construe the terms and conditions of Stock Rights Agreements (as such term is defined in Section 5 hereof) which need not be identical, and to make all other determinations which are, in the judgment of the Board, necessary or desirable for the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Stock Rights Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board shall be liable for any action or determination under the Plan made in good faith.

(ii) The Board may delegate, to the full extent permitted by or consistent with applicable laws and regulations and Section 3(b) hereof, any or all of its powers under the Plan to the Committee appointed by the Board, and if the Committee is so appointed, all references to the Board in the Plan shall mean and relate to the Committee, where applicable. If the Committee is not so appointed every reference in the Plan to the Committee shall mean the Board.

(c) Applicability of Rule 16b-3. Those provisions of the Plan which make express reference to Rule 16b-3 or any successor rule (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or which are required in order for certain Stock Rights transactions to qualify for exemption under Rule 16b-3, shall apply only to such persons as are required to file reports under Section 16(a) of the Exchange Act (“Reporting Persons”) and shall only be applicable from and after the registration of the Common Stock of the Company under Section 12 of the Exchange Act.

3.	Eligibility.

(a) General. Stock Rights may be granted to persons who are, at the time of grant, employees, officers, directors, consultants or advisors of the Company; provided, however, that the class of persons to whom Incentive Stock Options may be granted shall be limited to officers and other employees of the Company. A person who has been granted Stock Rights (a “Participant”) may be granted additional Stock Rights if he or she is otherwise eligible and if the Board shall so determine. Subject to adjustment as provided in Section 15 hereof, the maximum number of shares with respect to which Stock Rights may be granted to any employee under the Plan shall not exceed 11,666,032 shares of Common Stock during any calendar year during the term of the Plan. For the purpose of calculating such maximum number, shares with respect to Stock Rights that have been forfeited in accordance with the terms of the applicable award and shares with respect to Stock Rights held back in satisfaction or tax withholding requirements from shares that would otherwise have been delivered pursuant to an award shall not be considered to have been delivered under the Plan. Also, the number of shares of Common Stock delivered under an award hereunder shall be determined net of any shares tendered by the Participant in payment of the exercise price or of withholding taxes.

(b) Grant of Stock Rights to Reporting Persons. From and after the registration of the Common Stock of the Company under Section 12 of the Exchange Act, grants of Stock Rights to Reporting Persons shall be determined by a body constituted in accordance with, and to the extent required by, Rule 16b-3 and by applicable regulations under Section 162(m) or any successor Section of the Code.

4.	Stock Subject to Plan.

Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Common Stock which may be issued under the Plan, including, but not limited to, Incentive Stock Options, is 11,666,032 shares. If an Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or if the Company shall reacquire any unvested shares issued pursuant to Restricted Stock Awards, the unpurchased shares subject to such Option and any unvested Restricted Stock Awards shares so reacquired by the Company shall again be available for subsequent Stock Rights grants under the Plan. The maximum aggregate number of shares of Common Stock that may be granted as Options to any one Participant in calendar year shall not exceed 11,666,032 shares.

5.	Stock Rights Agreements.

Each grant of Stock Rights pursuant to the Plan shall be evidenced by an agreement (a “Stock Rights Agreement”) between the Company and the Participant in a form specified by the Board. All Stock Rights Agreements shall be in writing, dated as of the date the Stock Rights are granted or such later date as the Board may specify, and shall be executed on behalf of the Company by such officers as the Board shall authorize. Each Stock Rights Agreement shall reflect the Participant’s agreement to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Board, in its sole discretion, may prescribe. No Stock Rights purported to be granted pursuant to the Plan shall be valid or binding on the Company unless evidenced by a Stock Rights Agreement. Stock Rights Agreements may differ among Participants. Each Stock Rights Agreement shall designate the number of shares to which it pertains, shall set forth the vesting schedule of the Stock Rights or state that the Stock Rights are vested immediately, shall set forth the exercise price and method of payment on exercise of an Option, and shall set forth any other conditions to the exercise or acceleration of vesting of the Stock Rights. Stock Rights Agreements with respect to Restricted Stock Units shall specify the time for delivery of payment with respect to such Restricted Stock Units.

6.	Option Purchase Price.

(a) General. Subject to Section 3(b) hereof, the purchase price per share of Common Stock deliverable upon the exercise of an Option shall be determined by the Board, provided that in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the fair market value of such stock, as determined by the Board, at the time of grant of such Option, or less than 110% of such fair market value in the case of Options described in Section 11(b) hereof, and in all other cases shall not be less than 100% of such fair market value.

(b) Payment of Purchase Price. Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such Options or, to the extent permitted by the Board, by: (i) delivery to the Company of shares of Common Stock of the Company already owned by the Participant for at least six (6) months having a fair market value equal in amount to the exercise price of the Options being exercised; or (ii) any other means (including, without limitation, by delivery of a promissory note of the Participant payable on such terms as are specified by the Board) which the Board determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Regulation T promulgated by the Federal Reserve Board). The fair market value of any shares of the Common Stock or other non-cash consideration which may be delivered upon exercise of an Option shall be determined by the Company.

7.	Option Period.

Each Option and all rights thereunder shall expire on such date as shall be set forth in the applicable Stock Rights Agreement, except that, in the case of an Incentive Stock Option, such date shall not be later than ten (10) years (5 years in the case of Options described in Section 11(b) hereof) after the date on which the Option is granted and, in all cases, Options shall be subject to earlier termination as provided in the Plan.

8.	Exercise of Options, including Early Exercise, and Vesting of Stock Awards.

Options granted under the Plan shall be exercisable and shares issued pursuant to Restricted Stock Awards granted under the Plan, and RSUs granted under the Plan shall vest, either in full or in installments, at such time or times and during such period as shall be set forth in the Stock Rights Agreement evidencing such Stock Rights, subject to the provisions of the Plan. Option grants may include a provision whereby the Participant may elect at any time before his or her service for the Company terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option, and any shares of Common Stock acquired upon such exercise shall be subject to the same vesting and other restrictions as applied to the Option. If the Participant obtains the right pursuant to any stock dividend, stock split, reclassification, reorganization, recapitalization or the like with respect to the Participant’s unvested Stock Award shares, to receive any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend), then such new or substituted securities or other property shall be issued subject to the same vesting requirements applicable to the Participant’s unvested Stock Awards shares.

9.	Nontransferability of Options.

(a) General. An Option shall not be assignable or transferable by the Participant, either voluntarily or by operation of law, except (i) by will or the laws of descent and distribution, and (ii) with respect to Non-Qualified Options, to the extent permitted by the Stock Rights Agreement governing such Option. During the life of the Participant, an Option shall be exercisable only by the Participant. Except as permitted by this Section 9, no Option shall be transferred, assigned, pledged, hypothecated or disposed of in any other way (whether by operation of law or otherwise), or be subject to execution, attachment or similar process.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 9, Non-Qualified Options may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to Immediate Family Members (as defined below) of the Optionee. “Immediate Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any person sharing the Optionee’s household (other than a tenant or an employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent (50%) of the voting interests. Regardless of the foregoing, in the event an Optionee makes a permitted transfer to a foundation or other entity, such Optionee or such Optionee’s Immediate Family Members shall not transfer control of the assets of such foundation or transfer all or a portion of his, her or its voting interest in such entity so that such Optionee or such Optionee’s Immediate Family Members are no longer the owner of at least fifty percent (50%) of such voting interest; and to the extent an Optionee or an Optionee’s Immediate Family Members do not so comply, then the original transfer of the Options to such foundation or entity shall be void and ineffective for any purpose and shall not confer on any transferred or purported transferee any rights whatsoever, and ownership of the Options shall revert back to the Optionee.

10.	Effect of Termination of Employment or Other Relationship.

(a) General. Except as provided in Section 11(d) hereof with respect to Incentive Stock Options, and subject to the provisions of the Plan, the Board shall determine the period of time during which a Participant may exercise an Option following (i) the termination of the Participant’s employment or other relationship with the Company, or (ii) the death or disability of the Participant. Such periods shall be set forth in the Stock Rights Agreement governing such Option. In the event that the Participant’s employment or other relationship with the Company terminates while the Participant is holding unvested Stock Awards shares, such shares shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further stockholder rights with respect to such shares.

(b) No Exercise of Option or Delivery of Payment of RSUs if Employment or Other Relationship Terminated for Cause. If the Participant’s employment or other relationship with the Company is terminated for Cause (as such term is defined below) the Options issued to such Participant and any RSUs with respect to which payment shall not have been delivered shall terminate on the date of such termination and shall thereupon not be exercisable to any extent whatsoever. For purposes of the Plan (except as otherwise provided), “Cause” is conduct, as determined by the Board, involving one or more of the following: (i) misconduct by the Participant which is injurious to the Company; or (ii) the commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company which results in economic loss, damage or injury to the Company; or (iii) the unauthorized disclosure of any trade secret or confidential information of the Company or any third party who has a business relationship with the Company or a violation of any noncompetition covenant or assignment of inventions obligation with the Company; or (iv) the commission of an act which induces any party to break a contract with the Company or to decline to do business with the Company; or (v) the conviction of the Participant of a felony; or (vi) the failure of the Participant to perform in any material respect his or her employment or engagement obligations without proper cause. Any definition in an agreement between the Participant and the Company which contains a conflicting definition of “Cause” for termination and which is in effect at the time of such termination shall supersede the definition in this Plan with respect to such Participant.

11.	Incentive Stock Options.

Options granted under the Plan which are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions:

(a) Express Designation. Each Incentive Stock Option granted under the Plan shall, at the time of grant, be specifically designated as such in the Stock Rights Agreement covering such Incentive Stock Option.

(b) 10% Stockholder. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such Option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

(i) The purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value of a share of Common Stock at the time of grant; and

(ii) the Option exercise period shall not exceed five (5) years from the date of grant.

(c) Dollar Limitation. For as long as the Code shall so provide, Options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one (1) calendar year for shares of Common Stock with an aggregate fair market value (determined as of the respective date or dates of grant) of more than $100,000.

(d) Termination of Employment, Death or Disability. No Incentive Stock Option may be exercised unless, at the time of such exercise, the Participant is, and has been continuously since the date of grant of his or her Option, employed by the Company, except that:

(i) an Incentive Stock Option may be exercised within the period of three (3) months after the date the Participant ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable Stock Rights Agreement) if and only to the extent that the Incentive Stock Option was exercisable at the date of employment termination, provided that the Stock Rights Agreement with respect to such Option may designate a longer exercise period, and any exercise after such three-month period shall be treated as the exercise of a Non-Qualified Option under the Plan;

(ii) if the Participant dies while in the employ of the Company, or within three (3) months after the Participant ceases to be in such employ, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable Stock Rights Agreement) if and only to the extent that the Incentive Stock Option was exercisable at the date of death; and

(iii) if the Participant becomes disabled (within the meaning of Section 22(e)(3) or any successor Section of the Code) while in the employ of the Company, the Incentive Stock Option may be exercised within the period of one (1) year after the date the Participant ceases to be in such employ because of such disability (or within such lesser period as may be specified in the applicable Stock Rights Agreement) if and only to the extent that the Incentive Stock Option was exercisable at the date of employment termination.

Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

12.	Additional Provisions.

(a) Additional Stock Rights Provisions. The Board, in its sole discretion, may include additional provisions in Stock Rights Agreements covering Stock Rights granted under the Plan, including, without limitation, restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to Participants upon exercise of Options, or such other provisions as shall be determined by the Board; provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan.

(b) Acceleration, Extension, Etc. The Board, in its sole discretion, may (i) accelerate the date or dates on which all or any particular Option or Options granted under the Plan may be exercised and on which all or any particular shares issued pursuant to Stock Awards granted under the Plan shall vest, or (ii) extend, but not beyond the latest date the Option could have been exercised had the Participant not separated from service of the Company, the dates during which all, or any particular Option or Options granted under the Plan may be exercised.

(c) Payment With Respect to Restricted Stock Units. Restricted Stock Units may be settled by delivery of shares of Common Stock, cash, other property, or a combination thereof, equal to the fair market value of the number of shares of Common Stock to which the RSUs relate, all as the Company may determine in its discretion. Fair market value shall be determined by the Company in its discretion.

13.	General Restrictions.

(a) Investment Representations. The Company may require any person to whom an Option or Stock Awards are granted, as a condition of exercising such Option or issuing such Stock Awards shares, to sign an investment covenant in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the Stock

Rights for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to confirm in writing that he or she will in no event sell, transfer, pledge or otherwise hypothecate such Common Stock prior to (a) receipt of an opinion of counsel for the Company authorizing any such proposed sale, transfer, pledge or hypothecation, (b) receipt of a “no action” letter from the Securities and Exchange Commission or (c) registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”). The certificates representing Common Stock issued upon exercise of Options and with respect to Stock Awards may bear an appropriate legend to the effect that the Common Stock has been issued subject to such covenants.

(b) Compliance With Securities Laws. Each grant of Stock Rights (and the exercise of each Option) shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Stock Rights upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Stock Awards shares may not be issued or Options exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

(c) Stock Awards Legend. Unvested shares of Common Stock issued with respect to Stock Awards may, in the Board’s discretion, be held in escrow by the Company until the Participant’s interest in such shares vests or may be issued directly to the Participant. Certificates representing unvested Stock Awards shares issued directly to the Participant may bear an appropriate legend as to the fact that such shares are unvested.

(d) Joinders. Acceptance or exercise of any Option or the purchase or acceptance of any Stock Awards shall constitute agreement by the Participant to be bound by the terms and conditions of any agreements generally applicable to employee stockholders of the Company (including, without limitation, the Company’s Investors Rights Agreement, Right of First Refusal and Co-Sale Agreement, and Voting Agreement), and the Company may require the Participant to execute or join any such agreement as a condition to delivery of any shares hereunder.

14.	Rights as a Stockholder.

The Participant shall have no rights or privileges as a stockholder with respect to any shares covered by an Option or RSU (including, without limitation, any voting rights or rights to receive dividends or non-cash distributions with respect to such shares) until such Option is exercised, or such RSU may have been settled in shares of stock, and a stock certificate representing such shares has been issued and delivered. The Participant shall have full stockholder rights with respect to Restricted Stock Awards shares upon issuance and delivery of a stock certificate representing such shares, whether or not the Participant’s interest in such shares is vested. Accordingly, the Participant shall have the right to vote such shares and, subject to Section 8 and Section 13(c) hereof, to receive any dividends or non-cash distributions with respect to such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date any such stock certificate is issued.

15.	Adjustment Provisions for Recapitalizations and Related Transactions.

(a) General. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, then an appropriate and proportionate adjustment may be made in (x) the maximum number and kind of shares or other securities subject to the Plan and to any then outstanding Options under the Plan, and (y) the exercise price for each share subject to any then outstanding Options under the Plan. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 15 if such adjustment would cause the Plan to fail to comply with Sections 409A or 422 of the Code.

(b) Board Authority to Make Adjustments. Any adjustments under this Section 15 will be made by the Board, whose determination as to what adjustments, if any, are to be made and the extent thereof will be final, binding and conclusive.

16.	Merger, Consolidation, Sale, Liquidation, etc.

(a) General. In the event of a consolidation or merger, reorganization, sale of all or substantially all of the assets or stock of the Company or liquidation of the Company, the Board of the Company may, in its discretion, take any one or more of the following actions: (i) provide that outstanding Stock Rights shall be assumed, or substantially equivalent stock and stock based awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code; (ii) upon written notice to the Participants, provide that all unexercised Options will terminate immediately prior to the consummation of such transaction unless exercised by the Participant within a specified period following the date of such notice; (iii) in the event of a merger or stock sale under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a payment in cash and/or other property for each share surrendered in the merger (the “Merger Price”), make or provide for a payment to the Participants equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Options in exchange for the termination of such Options, such total payment to be equitably distributed to the Participants as the Board shall determine; (iv) provide that all or any outstanding Options shall become exercisable in full immediately prior to such event; (v) provide that all or any unvested Stock Awards shares shall become fully vested immediately prior to such event; and (vi) provide, but only to the extent that would not result in payment of additional taxes under Section 409A of the Internal Revenue Code, for accelerated payment with respect to all or any RSUs.

(b) Substitute Stock Rights. The Company may grant Stock Rights under the Plan in substitution for stock and stock based awards held by employees of another corporation who concurrently become employees of the Company as the result of a merger or consolidation of the employing corporation with the Company, or as a result of the acquisition by the Company of property or stock of the employing corporation. The Company may direct that the substitute Stock Rights shall be granted on such terms and conditions as the Board considers appropriate under the circumstances.

(c) No Effect on Power of Company to Effect Transactions. The grant of any Stock Rights pursuant to the Plan shall not affect in any way the power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or to dissolve, liquidate or sell or transfer all or any part of its business assets.

17.	No Special Employment Rights or Obligation to Continue Business Relationship.

The Company shall not, by the Plan or any Stock Rights granted pursuant to the Plan, be obligated in any manner to continue to maintain an employment or other business relationship with any Participant. Nothing contained in this Plan or in any Stock Rights granted pursuant to the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment or other business relationship with the Company or interfere in any way with the right of the Company at any time to terminate such employment or other business relationship with or without cause, or to increase or decrease the compensation of the Participant.

18.	Other Employee Benefits.

Except as to plans which by their terms include such amounts as compensation, the amount of any compensation deemed to be received by an employee as a result of the exercise of an Option or the issuance of Stock Awards shares or the sale of shares received upon such exercise or issuance will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board.

19.	Termination and Amendment of the Plan.

(a) The Board may at any time terminate, and from time to time modify or amend, the Plan in any respect, except that if at any time the approval of the stockholders of the Company is required for any modification or amendment under Section 422 or any successor Section of the Code with respect to Incentive Stock Options or under Rule 16b-3 or otherwise under applicable law or regulations, the Board may not effect such modification or amendment without such approval.

(b) The termination or any modification or amendment of the Plan shall not, without the consent of a Participant, affect his or her rights under Stock Rights previously granted to him or her. With the consent of the affected Participant, the Board may amend outstanding Stock Rights Agreements in a manner not inconsistent with the Plan, including but not limited to Section 24. The Board shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan, to the extent necessary to qualify any or all such Options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and (ii) the terms and provisions of the Plan and of any outstanding Option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

20.	Withholding.

(a) The Company’s obligation to deliver shares of Common Stock upon the exercise of Options, the issuance or vesting of Restricted Stock Awards shares, or the vesting of or delivery of payment with respect to RSUs under the Plan, shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

(b) Upon the exercise of Non-Qualified Options, the vesting of Restricted Stock Awards shares, or the vesting of or delivery of payment with respect to RSUs, the Participant shall pay to the Company or authorize the Company to deduct from other amounts payable to the Participant the amount of any taxes that the Company is required to withhold with respect to such exercise or vesting or payment. The Company may elect to satisfy such obligations, in whole or in part, by (i) withholding shares of Common Stock otherwise issuable pursuant to the exercise of a Non-Qualified Option or the vesting or delivery of Stock Awards shares, (ii) withholding from cash or other property then being delivered to the Participant, or (iii) delivery by the Participant to the Company, at the time the Non-Qualified Option is exercised or the Stock Awards shares vest, shares of Common Stock already owned by the Participant for at least six (6) months (or such lesser period as the Company may allow). The shares so delivered or withheld shall have a fair market value equal to such withholding obligation. The fair market value of the shares used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined.

(c) Notwithstanding the foregoing, in the case of a Reporting Person, no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirement of Rule 16b-3 (unless it is intended that the transaction not qualify for exemption under Rule 16b-3).

21.	Cancellation and New Grant of Options, Etc.

The Board shall have the authority to effect, at any time and from time to time, with the consent of the affected Participants: (i) the cancellation of any or all outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of Common Stock and having an Option exercise price per share which may be lower or higher than the exercise price per share of the canceled Options; or (ii) the amendment of the terms of any and all outstanding Options under the Plan to provide an Option exercise price per share which is higher or lower than the then-current exercise price per share of such outstanding Options.

22.	Certain Repurchase and Other Rights of the Company.

(a) General. The rights of the Company set forth in this Section 22 shall remain in effect until such time, if ever, as a distribution to the public is made of shares of the Common Stock of the Company for an aggregate public offering price of at least $10,000,000 or more pursuant to a registration statement filed under the Securities Act and the registration of the Common Stock under Section 12 of the Exchange Act, at which time such rights of the Company will automatically expire without further action.

(b) Company’s Right of First Refusal.

(i) If a Participant desires to sell all or any part of the shares acquired by the Participant upon exercise of Options or pursuant to Stock Awards (including any securities received in respect thereof pursuant to any stock dividend, stock split, reclassification, reorganization, recapitalization and the like, the “Stock Rights Shares”), and an offeror (the “Offeror”) has made an offer therefor, which offer the Participant desires to accept, the Participant shall: (i) obtain in writing an irrevocable and unconditional bona fide offer (the “Bona Fide Offer”) for the purchase thereof from the Offeror; and (ii) give written notice (the “Option Notice”) to the Company setting forth his or her desire to sell such Stock Rights Shares, which Option Notice shall be accompanied by a photocopy of the original executed Bona Fide Offer and shall set forth at least the name and address of the Offeror and the price and terms of the Bona Fide Offer. Upon receipt of the Option Notice, the Company shall have an assignable option to purchase any or all of such Stock Rights Shares specified in the Option Notice, such option to be exercisable by giving, within ninety (90) days after receipt of the Option Notice by the Company, a written counternotice to the Participant. If the Company elects to purchase any or all of such Stock Rights Shares, it shall be obligated to purchase, and the Participant shall be obligated to sell to the Company, such Stock Rights Shares at the price and terms indicated in the Bona Fide Offer within ninety (90) days from the date of receipt by the Company of the Option Notice. Upon receipt of notice of purchase from the Company, the Participant, or his or her legal representative, shall deliver to the Company the stock certificate or certificates representing the Stock Rights Shares being purchased, duly endorsed and free and clear of any and all liens, charges and encumbrances.

(ii) The Participant may sell, pursuant to the terms of the Bona Fide Offer, any or all of such Stock Rights Shares not purchased or agreed to be purchased by the Company for ninety (90) days after the expiration of the ninety (90) day period during which the Company may give the aforesaid counternotice; provided that the Participant shall not sell such Stock Rights Shares to the Offeror if the Offeror is a competitor of the Company and the Company gives written notice to the Participant, within ninety (90) days of its receipt of the Option Notice, stating that the Participant shall not sell his or her Stock Rights Shares to the Offeror; and provided, further, that prior to the sale of such Stock Rights Shares to the Offeror, the Offeror shall execute an agreement with the Company pursuant to which the Offeror agrees to be subject to the restrictions set forth in this Section 22(b). If any or all of such Stock Rights Shares are not sold pursuant to a Bona Fide Offer within the time permitted above, the unsold Stock Rights Shares shall remain subject to the terms of this Section 22.

(c) Company’s Right of Repurchase.

(i) If any of the events specified in Section 22(c)(ii) hereof occurs, then,

(A) with respect to Stock Rights Shares acquired upon exercise of an Option or pursuant to grants of Stock Awards prior to the occurrence of such event, within ninety (90) days after the Company receives actual knowledge of the event, and

(B) with respect to Stock Rights Shares acquired upon exercise of an Option or pursuant to grants of Stock Awards after the occurrence of such event, within ninety (90) days following the date of such acquisition,

(in either case, the “Repurchase Period”), the Company shall have the right, but not the obligation, to repurchase any or all of the Stock Rights Shares from the Participant, or his or her legal representative, as the case may be (the “Repurchase Option”). The Repurchase Option shall be exercised by the Company by giving the Participant, or his or her legal representative, written notice (the “Repurchase Notice”) of its intention to exercise the Repurchase Option on or before the last day of the Repurchase Period. If any of the events specified in Section 22(c)(ii)(A)-(C) occur, then the Company may exercise its Repurchase Option by making available to the Participant, or his or her legal representative, an amount equal to the then fair market value of the Stock Rights Shares. If the event specified in Section 22(c)(ii)(D) occurs, then the Company instead may exercise its Repurchase Option by making available to the Participant, or his or her legal representative, an amount equal to the lower of (x) the original Option exercise price or the fair market value of Stock Awards shares on the date of grant, as applicable, or (y) the then fair market value of the Stock Rights Shares. The Company, in exercising the Repurchase Option, may designate one or more nominees to purchase the Stock Rights Shares either within or without the Company. Upon timely exercise of the Repurchase Option in the manner provided in this Section 22(c), the Participant, or his or her legal representative, shall deliver to the Company the stock certificate or certificates representing the Stock Rights Shares, duly endorsed and free and clear of any and all liens, charges and encumbrances.

If the Stock Rights Shares are not purchased under the Repurchase Option, the Participant and his or her successor in interest, if any, will hold the Stock Rights Shares subject to all of the provisions of this Plan, including this Section 22.

(ii) The Company shall have the Repurchase Option in the event that any of the following events shall occur:

(A) The receivership, bankruptcy or other creditor’s proceeding regarding the Participant or the taking of any of the Participant’s Stock Rights Shares by legal process, such as a levy of execution;

(B) Distribution of shares held by the Participant to his or her spouse as such spouse’s joint or community interest pursuant to a decree of dissolution, operation of law, divorce, property settlement agreement or for any other reason, except as may be otherwise permitted by the Company;

(C) The termination of the Participant’s engagement or employment with the Company, whether voluntarily or involuntarily, for any reason; or

(D) The termination of the Participant’s engagement or employment with the Company for “Cause” as defined in Section 10(b) hereof.

(d) Determination of Fair Market Value.

The fair market value of the Stock Rights Shares for purposes of this Section 22 shall be an amount per share determined as of the time that the triggering event occurs and on the basis of the price at which shares of the Common Stock could reasonably be expected to be sold in an arms-length transaction. Fair market value shall be determined giving due consideration to recent arms-length transactions, if any, involving shares of the Common Stock, earnings of the Company to the date of such determination, projected earnings of the Company, the effect of the transfer restrictions to which the Stock Rights Shares are subject under law and the Plan, the absence of a public market for the Common Stock and other relevant criteria.

The Board shall determine the fair market value of the Stock Rights Shares in accordance with this Section 22(d) and notify the Participant of the same in the Repurchase Notice. If the Participant disagrees with the Board’s determination of fair market value, the Participant shall notify the Board in writing of such disagreement within ten (10) days of delivery of the Repurchase Notice (the “Counter-Notice”). If, within ten (10) days of delivery of the Counter-Notice, the Company and the Participant cannot agree on the fair market value of the Stock Rights Shares for purposes of this Section 22, each of them, at their own expense shall engage a third party appraiser to determine fair market value. Such appraisers shall be independent, reputable and well experienced in valuing businesses similar to the Company. In the event that two appraisers are unable to agree on the fair market value of the Stock Rights Shares within ten (10) days of their appointment, the two appraisers shall agree upon and select a third appraiser to determine fair market value. The third appraiser’s determination of the fair market value of the Stock Rights Shares for purposes of this Section 22 shall be conclusive and binding on the Company and the Participant. The expense of the third appraiser shall be shared equally by the Company and the Participant.

(e) Adjustments for Changes in Capital Structure. If there shall be any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination or exchange of shares, or the like, the restrictions contained in this Section 22 shall apply with equal force to additional and/or substitute securities, if any, received by a Participant in exchange for, or by virtue of his or her ownership of, Stock Rights Shares.

(f) Failure to Deliver Stock Rights Shares; Legends. In the event the Participant fails or refuses to deliver on a timely basis duly endorsed certificates representing Stock Rights Shares to be sold to the Company pursuant to this Section 22, the Company shall have the right to deposit the purchase price for the Stock Rights Shares in a special account with any bank or trust company in the Commonwealth of Massachusetts, giving notice of such deposit to the Participant, whereupon such Stock Rights Shares shall be deemed to have been purchased by the Company. All such monies shall be held by the bank or trust company for the benefit of the Participant. All monies deposited with the bank or trust company but remaining unclaimed for two (2) years after the date of deposit shall be repaid by the bank or trust company to the Company on demand, and the Participant shall thereafter look only to the Company for payment. The Company may place a legend on any stock certificate delivered to the Participant reflecting the restrictions on transfer and other provisions of this Section 22.

(g) No Pledge or Encumbrance. For as long as the rights of the Company set forth in this Section 22 shall remain in effect, Stock Rights Shares may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by this Section 22 or to an Immediate Family Member as defined in Section 9(b); provided that any Stock Rights Shares sold, transferred, pledged or otherwise encumbered to or in favor of such an Immediate Family Members shall remain subject to the restrictions of this Plan, including but not limited to this Section 22.

23.	Effective Date and Duration of the Plan.

(a) Effective Date. The Plan was adopted by the Board and stockholders of the Company on the date set forth at the end and hereof and became effective on that date. Options may be granted under the Plan at any time on or after the effective date. Amendments to the Plan not requiring stockholder approval shall become effective when adopted by the Board; amendments requiring stockholder approval (as provided in Section 19 hereof) shall become effective when adopted by the Board, but no Incentive Stock Option granted after the date of such amendment may be exercised, and no Stock Awards may be granted or shares issued after the date of such amendment (to the extent that such amendment to the Plan was required to enable the Company to grant such Incentive Stock Option or Stock Awards or issue such shares to a particular person) unless and until such amendment is approved by the Company’s stockholders. If such stockholder approval is not obtained within twelve (12) months of the Board’s adoption of such amendment, all Incentive Stock Options granted on or after the date of such amendment shall terminate and cease to be outstanding to the extent that such amendment was required to enable the Company to grant such Option to a particular person. Subject to such limitations, Stock Rights may be granted and shares may be issued under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

(b) Termination. Unless sooner terminated in accordance with its terms, the Plan shall terminate, with respect to Incentive Stock Options, upon the earlier of (i) the close of business on the day next preceding the tenth anniversary of the date the Plan was adopted by the Board and approved by stockholders or (ii) the date on which all shares available for issuance under the Plan shall have been issued. Unless sooner terminated in accordance with its terms, the Plan shall terminate with respect to Stock Rights which are not Incentive Stock Options on the date specified in (ii) above. Any Options outstanding on such termination date(s) shall continue to have force and effect in accordance with the provisions of the instruments evidencing such Options.

24.	Compliance with Code Section 409A.

No Option or Stock Award that is subject to Section 409A of the Code shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Option or Stock Award is not intended to comply with Section 409A of the Code. It is intended that Stock Rights under the Plan are either exempt from Section 409A or are structured to comply with the requirements of Section 409A. The Plan shall be administered and interpreted in accordance with that intent. By way of example, the following rules shall apply to awards hereunder to the extent subject to the requirements of Section 409A (a “Section 409A Award”):

(a) Any provision of the Plan that would conflict with the requirements of a Section 409A Award shall not apply to a Section 409A Award.

(b) Any adjustment or modification to a Section 409A Award shall be made in compliance with Section 409A (e.g., any adjustment to an Option or Stock Award under Section 15 hereof shall be made in accordance with the requirements of Section 409A).

(c) For Section 409A Awards, all rights to amend, terminate or modify the Plan or any Award are subject to the requirements and limitations of Section 409A.

(d) For Section 409A Awards, any payment or distribution that is triggered upon termination or cessation of employment or a comparable event shall be interpreted consistent with the definition of “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(e) With respect to amounts payable under an award subject to Section 409A, in the event that a Participant is a “specified employee” as defined in Section 409A, any amount that is payable in connection with the Participant’s separation from service shall not be paid prior to the date which is six months after the date the Participant separates from service (or, if earlier, the date the Participant dies). A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after the Participant’s separation from service an amount equal to the benefit that the Participant would have received during such six month period absent the restriction.

While the Company intends for Stock Rights to either be exempt from or in compliance with Section 409A, neither the Company nor the Administrator shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A or any other tax consequences relating to Stock Rights under this Plan.

25.	Governing Law; Integration.

This Plan and the rights and obligations of the Company and the Participants hereunder shall be governed and construed according to the domestic substantive laws of the State of Delaware without giving effect to choice or conflict of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction. This Plan and the Options granted from time to time pursuant thereto constitute the sole understanding of the Company and the Participants with respect to the subject matter hereof.